UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 19, 2008

VERTEX PHARMACEUTICALS INCORPORATED

(Exact name of registrant as specified in its charter)

MASSACHUSETTS	000-19319	04-3039129
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 Waverly Street

Cambridge, Massachusetts  02139

(Address of principal executive offices) (Zip Code)

(617) 444-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On February 19, 2008, we completed our previously announced offering of 4.75% convertible senior subordinated notes due 2013, or 2013 Notes.  Pursuant to this offering, we issued $287.5 million in aggregate principal amount of 2013 Notes, including $37.5 million aggregate principal amount of 2013 Notes purchased by the underwriters pursuant to their over-allotment option.  On February 19, 2008, we also completed our previously announced concurrent offering of 6,900,000 shares of common stock, including 900,000 shares purchased by the underwriters pursuant to their over-allotment option.

We issued the 2013 Notes pursuant to, and the 2013 Notes are governed by the terms of, an indenture entered into on February 19, 2008 between us and U.S. Bank National Association, as trustee.  The indenture and form of 2013 Note are filed as Exhibits 4.1 and 4.2 to this Current Report on Form 8-K, respectively, and incorporated into this Item 1.01 by reference and the following summary of the indenture and 2013 Notes is qualified in its entirety by the full text of the indenture and the form of 2013 Note.

The 2013 Notes bear interest at the rate of 4.75% per annum.  Interest on the 2013 Notes is payable on February 15 and August 15 of each year, beginning on August 15, 2008.  The 2013 Notes will mature on February 15, 2013.  The 2013 Notes are convertible, at the option of the holder, at any time on or prior to the close of business on the second business day immediately preceding the stated maturity date, into shares of our common stock at a conversion rate of 43.2171 shares per $1,000 principal amount of 2013 Notes, which is equal to a conversion price of approximately $23.14 per share.  The conversion rate is subject to adjustment in certain circumstances as set forth in the indenture.

On or after February 15, 2010, we may redeem the 2013 Notes at our option, in whole or in part, at the redemption prices stated in the indenture, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.  Holders may require us to repurchase some or all of their 2013 Notes upon the occurrence of certain fundamental changes of Vertex, as set forth in the indenture, at 100% of the principal amount of the 2013 Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date.

In addition, if certain fundamental changes occur, as described under the definition of a change in control set forth in the indenture, we will pay a make-whole premium on 2013 Notes converted in connection with a fundamental change by increasing the conversion rate on such 2013 Notes. The amount of the make-whole premium, if any, will be based on our common stock price and the effective date of the fundamental change.  A description of how the make-whole premium will be determined and a table showing the make-whole premium that would apply at various common stock prices and fundamental change effective dates is set forth under Article 4 of the indenture.

The Notes are our unsecured obligations and rank subordinated in right of payment to future senior debt, equally with any future senior subordinated debt, and senior to any future subordinated debt.  The indenture does not prevent us or our subsidiaries from incurring additional senior debt or other obligations.

The indenture contains customary terms and covenants that upon certain events of default occurring and continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the 2013 Notes then outstanding may declare the principal of the 2013 Notes and any accrued and unpaid interest thereon immediately due and payable. In the case of certain events of bankruptcy, insolvency or reorganization relating to us, the principal amount of the 2013 Notes together with any accrued and unpaid interest thereon shall automatically become and be immediately due and payable.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 of this Current Report on Form 8-K by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description of Document
4.1	Indenture dated as of February 19, 2008 by and between Vertex Pharmaceuticals Incorporated and U.S. Bank National Association, as trustee.
4.2	Form of 4.75% Convertible Senior Subordinated Note due 2013 (included in Exhibit 4.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTEX PHARMACEUTICALS INCORPORATED
(Registrant)

Date: February 25, 2008	/s/ Kenneth S. Boger
Kenneth S. Boger
Senior Vice President and General Counsel